Exhibit 5.1

[LETTERHEAD OF SHEARMAN & STERLING LLP]

April 30, 2015

The Board of Directors

The Dun & Bradstreet Corporation

103 JFK Parkway

Short Hills, New Jersey 07078

The Dun & Bradstreet Corporation

Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel to The Dun & Bradstreet Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the offering from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of debt securities (the “Debt Securities”). The offering of the Debt Securities will be as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus.

The Debt Securities will be issued in one or more series pursuant to the indenture dated as of March 14, 2006 (as supplemented and amended, the “Senior Debt Indenture”) between the Company and The Bank of New York, as trustee (the “Trustee”) or pursuant to an indenture (the “Subordinated Debt Indenture”) to be entered into between the Company and the Trustee, a form of which is filed as an exhibit to the Registration Statement. The Senior Debt Indenture and the Subordinated Debt Indenture are hereinafter referred to as the “Opinion Documents.”

In that connection, we have reviewed originals or copies of the following documents:

(a) The Registration Statement.

(b) The Senior Debt Indenture.

(c) The Subordinated Debt Indenture.

We have also reviewed originals or copies of such other corporate records of the Company and its subsidiaries, certificates of public officials and of officers of the Company and its subsidiaries and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a) The genuineness of all signatures.

(b) The authenticity of the originals of the documents submitted to us.

(c) The conformity to authentic originals of any documents submitted to us as copies.

(d) As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company.

(e) That each of the Opinion Documents is or will be the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(f) That:

(i) The Company is duly organized and validly existing under the laws of the jurisdiction of its organization.

(ii) The Company has the full power to execute, deliver and perform, and has duly executed and delivered, the Opinion Documents to which it is a party.

(iii) The execution, delivery and performance by the Company of the Opinion Documents do not:

(A) except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(B) result in any conflict with or breach of any agreement or document binding on it.

(iv) Except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules and regulations promulgated thereunder or pursuant thereto), that the New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents, and for purposes of assumption paragraph (f) above and our opinions in paragraphs 1 and 2 below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to the specific assets or business of any party to any of the Opinion Documents or any of its affiliates.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1. The Senior Debt Indenture has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2. The Subordinated Debt Indenture has been duly authorized by the Company, and when duly executed and delivered by the Company and duly authorized, executed and delivered by the Trustee, the Subordinated Debt Indenture will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3. When (i) the Debt Securities have been duly authorized, (ii) the final terms thereof have been duly established and approved and (iii) the Debt Securities have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Senior Debt Indenture or the Subordinated Debt Indenture, as applicable, and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, the Debt Securities will be the legal, valid and binding obligations of the Company enforceable against the Company in accordance with the terms thereof and will be entitled to the benefits of the Senior Debt Indenture or the Subordinated Debt Indenture, as applicable.

Our opinions above are subject to the following qualifications:

(a) Our opinions above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b) Our opinions above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed therein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

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